Exhibit 99.1

Omni Bio Pharmaceutical, Inc. Hosts Panel on Alpha-1-Antitrypsin (“AAT”)
at 8th World Congress on Trauma, Shock, Inflammation and Sepsis

Acting CEO Dr. Charles Dinarello to Be Awarded Paul Ehrlich Prize

The Ruth Group Retained as Investor Relations Counsel

DENVER, CO--(Marketwire – March 11, 2010) - Omni Bio Pharmaceutical, Inc. ("Omni Bio") (OTCBB: OMBP) today announced that its acting Chief Executive Officer, Dr. Charles A. Dinarello, will moderate a panel at the 8th World Congress on Trauma, Shock, Inflammation and Sepsis (“TSIS”) (www.tsis2010.org) in Munich, Germany on Friday, March 12, 2010.

The panel on Alpha-1 Antitrypsin (“AAT”) as a Novel Therapeutic in Inflammatory Diseases will feature the following presentations:

“Introduction and Background for AAT Safety in Humans and Experimental Models of AAT Protection,” by Dr. Dinarello, Professor of Medicine in the Division of Infectious Diseases at the University of Colorado Denver, and acting CEO of Omni Bio.

“AAT for Protecting Insulin Producing Beta Cells in Islet Allograft Transplantation and the Treatment of Diabetes,” by Dr. Eli Lewis, member of the Faculty of Health Sciences and director of the Clinical Islet Laboratory with Ben Gurion University of the Negev, Israel, and a member of the Scientific Advisory Board of Omni Bio.

“AAT for the Treatment of Graft vs. Host Disease,” by Dr. Pavan R. Reddy, Associate Professor at the University of Michigan and a specialist in the field of bone marrow transplantation.

“AAT Protects from Acute Myocardial Ischemia-Reperfusion Injury,” by Dr. Antonio Abbate, Associate Professor of Medicine at Virginia Commonwealth University and a specialist in the area of cytokine-mediated damage to the heart.

Dr. Dinarello stated, “The panel at TSIS is a valuable opportunity to raise awareness of the broader therapeutic potential for AAT, an off-patent, FDA-approved drug with an established track record of safety and efficacy. By inhibiting a wide variety of proteases and protecting tissues from inflammation, AAT has the potential to address several inflammatory and infectious diseases. At Omni, in collaboration with the University of Colorado Denver, we are evaluating AAT in indications where it has shown significant promise, including diabetes, graft rejection and HIV.”

As previously announced, Dr. Dinarello will be awarded one of the most prestigious international prizes in the Federal Republic of Germany in the field of medicine, The Paul Ehrlich Prize on March 14, 2010. The Paul Ehrlich Prize is awarded by the Paul Ehrlich Foundation to scientists in recognition of their special achievements in Ehrlich's field of research, especially immunology, cancer research, haematology, microbiology and chemotherapy.

Dr. Dinarello is considered a founding father of cytokine biology and has been the recipient of several awards for his contributions to the medical community. Recent honors include the joint award of the Albany Medical Center Prize in Medicine and Biomedical Research in 2009 for his work in cytokine research and the Crafoord Prize by the Royal Swedish Academy of Sciences in 2009.

Omni Bio has also announced that it has retained The Ruth Group (“TRG”) as its investor relations and public relations counsel. TRG is a New York City-based full service investor and public relations agency providing top-tier counsel, communications strategies and capital markets advisory to healthcare and technology companies. The firm operates through specialized teams dedicated to healthcare services, medical technology, specialty pharmaceuticals, biotechnology, alternative energy, internet media, and technology.

Forward Looking Statements

Some of the statements made in this press release are forward-looking statements that reflect management’s current views and expectations with respect to future events. These forward-looking statements are not a guarantee of future events and are subject to a number of risks and uncertainties, many of which are outside our control, which could cause actual events to differ materially from those expressed or implied by the statements. These risks and uncertainties are based on a number of factors, including but not limited to the business risks disclosed in our SEC filings, especially the section entitled "Risk Factors" in our Annual Report on Form 10-K filed on June 29, 2009.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About the Paul Ehrlich Foundation

The Paul Ehrlich Foundation is a foundation of the Association of Friends and Patrons of the Johann Wolfgang Goethe University Frankfurt am Main e.v. The Honorary President of the Foundation, which was set up in 1929 by Hedwig Ehrlich, is the President of the Federal Republic of Germany, who also appoints the elected members of the Council and the Board of Trustees. The Chairman of the Association of Friends and Patrons is at the same time the Chairman of the Council of the Paul Ehrlich Foundation. This committee selects the prize-winners. The President of the Johann Wolfgang Goethe University is ex officio member of the Board of Trustees of the Paul Ehrlich Foundation.

About Omni Bio Pharmaceutical, Inc.

Omni Bio Pharmaceutical, Inc. (OTCBB: OMBP) is an emerging biopharmaceutical company formed to acquire, license, and develop existing novel therapies which have substantial commercialization potential. Omni has focused on alternative uses of AAT, and presently has licensed 1 issued and 16 pending patents.  Omni Bio is the licensee of issued and pending patents from the University of Colorado Denver. Omni Bio has been advancing proprietary therapeutics targeting bacterial and viral diseases, biohazards, diabetes and transplant rejection since February 2006. The Company's core technology is based on novel discoveries made at the University of Colorado involving therapeutic agents for use in humans.  For additional Information on Omni Bio Pharmaceutical, Inc. please visit www.omnibiopharma.com.

Contacts:

Omni Bio Pharmaceutical, Inc.
Edward C. Larkin
Chief Operating Officer
303-867-3415

The Ruth Group
Sara Pellegrino / Ashleigh Barreto (investors)
646-536-7002 / 7028
spellegrino@theruthgroup.com / abarreto@theruthgroup.com

Janine McCargo (media)
646-536-7033
jmccargo@theruthgroup.com